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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): February 18, 2003

                              STAR SCIENTIFIC, INC.
             (Exact name of registrant as specified in its charter)

Delaware                           000-15234                 52-1402131
(State or other jurisdiction       (Commission File Number)  (IRS Employer
of incorporation or organization)                            Identification No.)

                                 801 LIBERTY WAY
                             CHESTER, VIRGINIA 23836
          (Address of principal executive offices, including zip code)

                                 (804) 530-0535
              (Registrant's telephone number, including area code)

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Item 5.  Other Events.

     On February 18, 2003, Star Scientific, Inc. ("Star Scientific") and its subsidiary, Star Tobacco, Inc. ("Star Tobacco and collectively the "Company"") entered into an Asset Purchase Agreement ("Purchase Agreement") with North Atlantic Trading Company, Inc. ("NATC"), a Delaware corporation, providing for the sale of the Company's cigarette business to NATC for $80 million, subject to the purchase price adjustments set forth in the Purchase Agreement with respect to net working capital, accounts receivable and the sale of equipment used in the Company's moist snuff operations. The Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The description of the Purchase Agreement and the transactions contemplated therein contained in this report is qualified in its entirety by reference to the Purchase Agreement.

     Star Scientific and NATC expect that the transaction will close during the second quarter of this year, subject to conditions outlined in the Purchase Agreement, including NATC's ability to obtain financing for the transaction and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended. Contemporaneously with the signing of the Purchase Agreement, NATC deposited $2 million into an escrow account. In the event that, on or after July 15, 2003, either the Company or NATC terminates the Purchase Agreement, NATC has not obtained the requisite financing for the transaction and all other conditions to NATC's obligation to complete the transaction have been satisfied, this $2 million will be released to the Company. In all other events, the deposit will be used to satisfy a portion of the purchase price or repaid to NATC, as applicable.

     Star Scientific's press release, dated February 18, 2003, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Patent License Agreement

     NATC has agreed, at or prior to the closing of the sale of the cigarette business, to enter into a Patent License Agreement with the Company, which will provide NATC with a license under certain of the Company's patents pertaining to low-TSNA tobacco. Royalties under the license shall be based on the net sales of cigarettes and other tobacco products containing low-TSNA tobacco covered by the Company's patents, and shall commence on the earlier of (a) the date that one or more of the patents is enforced by a United States trial court having jurisdiction over the matter against any of the four largest United States tobacco companies in a manner that results in one or more of those companies being enjoined from violating the patents or being required to make payments to the Company, or (b) such date as any United States tobacco company, excluding Brown & Williamson Tobacco Corporation, makes a royalty payment to the Company for rights under the patents. No royalty obligation shall be incurred to the Company by NATC for its exercise of any rights granted by this Agreement prior to the earlier date described in the immediately preceding sentence.

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     The royalty rate shall be equal to one-half the lowest royalty rate the
Company receives from any United States tobacco company (excluding the royalty rate paid by Brown & Williamson Tobacco Corporation pursuant to the currently existing royalty arrangement under the April 25, 2001 agreement with the Company and by Golden Leaf Tobacco Company, Inc. pursuant to its arrangements with the Company in effect on the date hereof), but in no event more than 2.5% of the net sales. If a judgment is entered by a United States trial court against one of the four largest United States tobacco companies that does not result in the setting of a royalty rate, then a presumed royalty rate of 2.5% shall apply from the date of judgment until a royalty rate is established.

     The form of Patent License Agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference. The foregoing description of the Patent License Agreement is qualified in its entirety by reference to the Patent License Agreement.

Agreement with Brown & Williamson Tobacco Corporation (B&W)

     Effective January 1, 2003, the Company and B&W terminated their Manufacturing Agreement under which B&W had produced cigarettes for Star Tobacco during the period from 1999-2002. Subsequent to January 1, 2003, the Company has been manufacturing all of its cigarettes in its Petersburg manufacturing facility. At closing of the sale of the Company's cigarette business, the Company and B&W will terminate the Supply Agreement under which B&W had been supplying "cut rag" tobacco to the Company for use in its discount cigarettes. In return for B&W releasing its security interests in certain assets of the Company involved with this transaction and waiving other rights with respect to such assets, upon the closing of the transaction with NATC, the Company will pay $7.5 million of proceeds to B&W to reduce principal on existing loans outstanding from B&W as well as other outstanding obligations owing to B&W aside from the promissory notes entered into as part of the April 25, 2001 Restated Master Agreement with B&W. Upon payment as described above, B&W will also release all liens it holds on the Company's intellectual property.

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Item 7. Financial Statements and Exhibits

        (a) Financial Statements:

               None.

        (b) Exhibits:

               2.1 Asset Purchase Agreement, dated as of February 18, 2003, among Star Scientific, Inc., Star Tobacco, Inc. and North Atlantic Trading Company, Inc.

               99.1 Press Release of Star Scientific, Inc., dated February 18, 2003

               99.2 Form of Patent License Agreement, to be entered into between Star Scientific, Inc. and North Atlantic Trading Company, Inc.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            STAR SCIENTIFIC, INC.


Date: February 18, 2003                     By: /s/ Paul L. Perito
                                                --------------------------------
                                            Paul L. Perito
                                            Chairman of the Board, President and
                                            Chief Operating Officer

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